EXHIBIT 99.1

News Release

NQL Letterhead

Company Contact:
Robert O. Riiska
Chief Financial Officer
714.338.1610
rriiska@nqli.com

FOR IMMEDIATE RELEASE

NQL INC. TO FOCUS ON IT PROFESSIONAL SERVICES DIVISION AS IT
SEEKS PURCHASER FOR ITS NETWORK QUERY LANGUAGE SOFTWARE DIVISION

SANTA ANA, Calif., July 11, 2001 — NQL Inc. (Nasdaq NM: NQLI) announced today that the company will be actively seeking a purchaser for its Network Query Language software division and will be concentrating its day-to-day operations on expanding and growing its IT professional services division. As part of its refocusing of assets, corporate headquarters will eventually be relocated and will share the same facility as its wholly-owned subsidiary Delta CompuTec, Inc. (“DCi”) in Teterboro, New Jersey.

As stated in previous news releases, the company has been actively seeking additional funding to support its software division and has stated that if it were not successful in raising additional funds, it would be necessary to sell the division due to the company’s current cash position.

At a meeting of the company’s board of directors on Monday, July 9, 2001, NQL management recommended a financing proposal that was submitted to the company to provide additional funding. A majority of the disinterested members of the board approved the proposal. However, following a further discussion between the company’s preferred stockholder and the board, the preferred stockholder stated that it was not in favor of the proposal and exercised its preferred rights to veto the transaction contemplated by the proposal. Based upon this information, the board decided to proceed with an alternative plan that involves the sale of the company’s software technology division.

About NQL Inc.

NQL Inc. (Nasdaq NM: NQLI) develops and deploys intelligent software solutions based on its patent-pending Network Query Language™ core technology, providing enterprises with an alternative to chaotic, ad hoc information architectures. NQL provides its scalable, augmentative software solutions to partner systems integrators, Fortune companies, Internet marketplaces, software vendors and Internet-based service providers. NQL is a Microsoft® Certified Solution Provider, a member of the Oracle® Partner Program, and a member of the Sun Developer

5

ConnectionSM Program. NQL subsidiary DCi provides information technology services to financial institutions, “Big 5” accounting firms, major healthcare providers, pharmaceutical companies and educational facilities. For more information, please see the company’s prospectus on file with the SEC, visit the company’s web site at www.nqli.com or call 888.785.3370.

NQL is a registered trademark of NQL Inc. All names of NQL Inc.’s services or products are trademarks of NQL Inc. in the U.S. and certain other countries. All other trademarks are the property of their respective owners.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including (i) whether the company will be able to sell the NQL technology on terms that are favorable to the company, (ii) whether the Company will be able to grow and expand its IT professional services division, (iii) whether the corporate headquarters will eventually be relocated, (iv) the company’s ability to manage personnel and external resources, and (v) the state of the market and the company’s ability to continue developing technology that is competitive according to industry standards, as well as other risk factors set forth from time to time in the company’s SEC reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and the company undertakes no obligation to update these forward-looking statements.

# # #

6